[National Semiconductor Corporation LETTERHEAD]

                                                       EXHIBIT 5





                                 July 28, 1995




Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California  95051

Gentlemen:

     At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 300,000 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") pursuant to the Non-Qualified Stock Option Agreement dated May 18, 1995 entered into between the Company and Peter J. Sprague (the "Stock Option Agreement").

     In connection with this opinion, I have examined the Stock Option Agreement, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Stock Option Agreement, the Registration Statement and related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /S/ JOHN M. CLARK III

                                        JOHN M. CLARK III
                                        Senior Vice President,
                                        General Counsel &
                                        Secretary